Exhibit 99.1

Incyte Reports Third Quarter 2003 Financial Results

Expands Pipeline, Advances CCR2 Receptor Antagonist Program

Wilmington, DE, November 4, 2003—Incyte Corporation (Nasdaq: INCY) today announced financial results for the quarter ended September 30, 2003, and updated shareholders on recent corporate accomplishments, including:

•	the in-licensing of Reverset™, a Phase II clinical compound that is being developed as a treatment for human immunodeficiency virus (HIV);
•	the identification of a lead oral CCR2 receptor antagonist compound which is expected to enter clinical testing in the first half of 2004; and
•	the addition of three new senior executives responsible for drug development, business development and finance.

Paul A. Friedman, M.D., Incyte’s chief executive officer, stated, “During the past few months, we have continued to build our pipeline, strengthen our management team and advance toward our goal of becoming a leading drug discovery and development company. The in-licensing of Reverset is an especially important achievement. We know this compound well and believe it has the potential to address the growing incidence of drug resistance that often occurs after exposure to first-generation HIV drugs. In addition, under the direction of Brian Metcalf, Ph.D., our chief drug discovery scientist, we have moved our CCR2 receptor antagonist into the final stages of preclinical development and are in the process of optimizing several lead compounds in our protease inhibitor program in cancer.”

Financial Highlights

The net loss for the third quarter ended September 30, 2003 was $43.0 million, or $0.60 per share, as compared to $38.4 million, or $0.57 per share, in the third quarter of 2002. Included in our net loss was a charge for purchased in-process research and development of $6.3 million related to the collaborative in-licensing agreement for the development of Reverset. In addition, the company recorded a charge of $13.4 million, which is included in interest income and other income/expense, net, as a result of writedowns related to reduced market valuations in strategic investments that Incyte holds in other companies.

Revenue for the quarter ended September 30, 2003 was $13.2 million as compared to $22.4 million for the same period in 2002. Year to date, 2003 revenue was $36.8 million as compared to $80.5 million for the same period in 2002. The decrease in revenue is a result of a continued softening in the market for genomic information and an ongoing shift in customer spending away from early discovery programs. Given the current market conditions for genomic information, Incyte expects that, based on its current committed revenues, its revenue for the year ending December 31, 2003, will be no less than $45 million.

Total operating expenses for the third quarter of 2003 were $43.4 million as compared to $59.9 million for the same period in 2002. Research and development expenses were $28.6 million for the third quarter of 2003 as compared to $47.4 million for the same period in 2002. The decrease in research and development expenses is primarily a result of previously announced cost-cutting and restructuring programs in the information products group, which was partially offset by increases in spending on drug discovery programs.

Selling, general and administration expenses decreased to $8.6 million in the third quarter of 2003 from $12.1 million during the same period in 2002, as a result of reductions in expenses due to the aforementioned restructuring programs.

As of September 30, 2003, the company had cash and short-term investments of $315.1 million. Cash consumption for the third quarter included $3.1 million for the repurchase of a portion of the company’s subordinated convertible notes, and the upfront payment of $6.3 million to Pharmasset for the in-licensing of Reverset. The company now expects to end the year with cash and short-term investments in the range of $290 to $295 million.

Reverset Phase II Program

On September 8, Incyte announced that the company had entered into a collaborative licensing agreement with Pharmasset to develop and commercialize Reverset, an antiretroviral drug that is currently in Phase II clinical development for the treatment of HIV. Reverset is an oral, once-a-day nucleoside analog that targets the HIV-1 and HIV-2 reverse transcriptase. Data from both preclincial and clinical studies suggest that Reverset has the potential to provide potent inhibition of wild type and mutant strains of HIV. Additionally, in a Phase I ascending single-dose, pharmacokinetic and safety study in 56 HIV-1 infected male volunteers, the drug was well tolerated with mild adverse events occurring no more frequently with drug than with placebo. With this product profile, Reverset has the potential to be developed as a therapy for both antiretroviral treatment-naïve patients as well as for the growing population of treatment-experienced patients who have resistant strains of the HIV virus.

Incyte and Pharmasset are currently conducting a 10-day, dose-escalating Phase II clinical trial of Reverset that involves treatment-naïve HIV patients and is expected to be completed by the end of 2003. A second Phase II trial using Reverset in combination with other antiretroviral agents in drug-experienced individuals is expected to begin in the first half of 2004.

Under the terms of the agreement, Incyte has paid Pharmasset an upfront payment of $6.3 million and has agreed to pay performance milestone payments and future royalties on net sales in exchange for exclusive rights in the United States, Europe and certain other markets to develop, manufacture and market the drug. Pharmasset will retain marketing and commercialization rights in certain territories, including South America, Mexico, Africa, the Middle East, Korea and China.

CCR2 Receptor Antagonist Program

Incyte’s most advanced internal program is focused on the discovery and development of small-molecule, orally-active antagonists of the chemokine receptor CCR2. We believe these compounds have great potential as treatments for inflammation and possibly atherosclerosis and pain.

Paul Friedman stated, “With a compound in preclinical development and several series of chemically-distinct, orally-active, proprietary compounds, we believe Incyte is well-positioned to become a leader in the development of this potentially important new class of anti-inflammatory drugs.”

The lead compound in this program, INCB003284, is currently undergoing GMP (Good Manufacturing Practices) synthesis and preclinical testing, including safety testing, and is on track to enter clinical development in the first half of 2004.

Recent Executive Appointments

Incyte recently recruited several new senior executives with the requisite skills needed to support the company’s near-term operating goals and to refine its long-term strategic business plan.

Richard Levy, M.D., has joined the company as senior vice president, drug development and is responsible for the company’s clinical and regulatory programs. Dr. Levy has over twelve years of experience in the pharmaceutical and biotechnology sectors through his prior positions at Celgene, DuPont Pharmaceuticals and Novartis. At DuPont, he played an important role in the development, registration, approval and commercialization of Sustiva®, a leading anti-HIV drug, and was involved in the initial in-licensing of Reverset.

John A. Keller, Ph.D., has joined as executive vice president and chief business officer, a new position responsible for overseeing all of the company’s strategic business initiatives, alliances and acquisitions. Dr. Keller has been with GlaxoSmithKline (GSK) since its formation in 2001 and with SmithKline Beecham since 1987. He has extensive experience in the establishment of product licensing agreements with companies based in the United States, Europe and Japan. He has worked with a wide range of collaborative partners including major global pharmaceutical businesses, mid-sized regional healthcare companies and emerging and late-stage biotechnology firms.

David C. Hastings has also joined Incyte as executive vice president and chief financial officer. Mr. Hastings has more than 18 years of finance, accounting and operations experience in the biotechnology industry through prior positions with ArQule, Inc., Genzyme, Sepracor Inc., and PriceWaterhouseCoopers. While at ArQule, he played an important role in its transition into a drug discovery and development organization, improved its access to the capital markets and completed two strategic acquisitions.

Conference Call and Webcast Information

Incyte will host its third quarter financial results conference call on Tuesday November 4, at 4:30 p.m. EST. The domestic Dial In Number is 877-692-2592. The international Dial-

In Number is 973-582-2700. The conference call will also be webcast live on CCBN and can be accessed at: www.incyte.com/webcasts.

If you are unable to participate, an audio replay of the conference call will be available through November 11th. The replay dial-in number for the U.S. is 1-877-519-4471 and international callers dial 1-973-341-3080. The Conference ID # will be 4211897.

About Incyte

Incyte is a drug discovery company that discovers and develops novel therapeutics, and markets and licenses genomic information. It has three internal discovery programs focused on new small molecule drugs for cancer and inflammation, and one experimental drug in Phase II clinical development to treat HIV. Incyte markets and licenses genomic and proteomic information and intellectual property to many of the world’s leading pharmaceutical and biotechnology companies and academic research centers to help them create novel, more effective therapies and diagnostics.

Incyte has offices in Palo Alto, California; Wilmington, Delaware; Beverly, Massachusetts; Cambridge, UK and Tokyo, Japan. For more information, please visit Incyte’s website: www.incyte.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements as to Incyte’s plan to initiate clinical testing of Incyte’s lead-proprietary CCR2 receptor antagonist compound in the first half of 2004 and the development of that compound for treatment of inflammatory diseases, the potential value of the compound Reverset™ as a treatment for new HIV patients and to address the growing incidence of drug resistance with drug-experienced HIV patients, the completion of the current Phase II clinical trial of Reverset by the end of 2003 and the beginning of a second Phase II trial in the first half of 2004, and financial guidance as to expected revenue for 2003, expected savings and expected cash position and short term investment position at the end of 2003, are forward-looking statement within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the results of further research, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, unanticipated delays, unanticipated cash requirements and ability to raise additional capital, the ability to implement technological improvements, the ability to introduce new products and product upgrades in a timely manner, Incyte’s ability to obtain and retain customers, changes in Incyte’s business plan, economic factors that may further impact the research budgets and spending of Incyte’s current and potential customers for its information products, Incyte’s ability to obtain patent protection for its discoveries and to continue to be effective in expanding its patent coverage, and other risks detailed from time to time in Incyte’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. Incyte disclaims any intent or obligation to update these forward-looking statements.

Incyte Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
REVENUES	$13,249	$22,390	$36,794	$80,463
OPERATING EXPENSES
Research and development	28,619	47,406	88,675	118,761
Selling, general and administrative	8,585	12,147	23,656	39,063
Purchased in-process research and development	6,250	—	34,366	—
Loss on sale of assets	—	9	—	114
Other expenses	(35)	292	1,358	1,663

Total operating expenses	43,419	59,854	148,055	159,601

Loss from operations	(30,170)	(37,464)	(111,261)	(79,138)
Interest income and other income/(expense), net	(11,259)	1,648	(7,536)	16,406
Interest expense	(2,299)	(2,450)	(7,177)	(7,377)
Gain/(loss) on certain derivative financial instruments, net	200	155	263	(318)
Gain on repurchase of convertible subordinated notes	706	—	706	1,937
Provision for income taxes	190	300	691	903

Net loss	$(43,012)	$(38,411)	$(125,696)	$(69,393)

Basic and diluted net loss per share	$(0.60)	$(0.57)	$(1.77)	$(1.03)

Shares used in net loss per share	72,185	67,740	71,022	67,348

Condensed Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	September 30	December 31,
	2003	2002
Cash, cash equivalents & marketable securities	$315,098	$429,018
Total assets	415,437	552,139
Convertible subordinated notes	167,890	172,036
Total stockholders’ equity	194,065	302,410